Exhibit 10
		     AGREEMENT AND RELEASE


This Agreement and Release is made and entered into between JERRY R. McLEOD (Mr. McLeod) and the PACIFIC GAS AND ELECTRIC COMPANY (PG&E). Mr. McLeod and PG&E (collectively referred to as "the parties"), in their wish to compromise, resolve, settle, and terminate any dispute or claim between them with respect to Mr. McLeod's employment with PG&E, his position as an officer of PG&E, and his positions as officer and director of any of PG&E's subsidiaries and affiliated companies; and his resignation from those positions, have agreed as follows:

1. Effective close of business, June 30, 1994, Mr. McLeod shall voluntarily resign from his employment with PG&E; his position as Executive Vice President of PG&E; and his officer and director positions with all of PG&E's subsidiaries and affiliated companies.

2. PG&E shall provide Mr. McLeod executive outplacement services through one of the firms providing such services under contract with PG&E. To access outplacement services, Mr. McLeod shall contact PG&E's Vice President - Human
Resources. Mr. McLeod agrees that he must access the services provided him under this paragraph within one year from the effective date of this Agreement and Release and that his failure to do so within the one-year period terminates PG&E's obligation to provide the specified services.

3.  PG&E shall pay Mr. McLeod the amount of One Million Ninety-
Seven Thousand Dollars ($1,097,000.00), less applicable deductions, in the following manner:

    a. in three installments; the first to be made on July 8, 1994, the second to be made on January 13, 1995, and the third to be made on January 12, 1996;

    b. the amount of each of the three installments shall be designated in writing by Mr. McLeod on or before the effective date of this Agreement and Release; and

    c. until paid, the amount PG&E owes to Mr. McLeod under this paragraph shall accrue interest at the Moody's AA
Utility Bond rate applicable to PG&E Officers Deferred
Compensation Program, compounded on a quarterly basis.
The payment which PG&E shall make to Mr. McLeod under this Agreement and Release shall not be considered covered compensation under any compensation, incentive pay, retirement, or other benefit plan in which Mr. McLeod is a participant.

4. All performance unit and stock option grants which Mr. McLeod has received under PG&E's Performance Unit Plan and PG&E's Stock Option Plan shall be governed by, and exercised in accordance with, the general provisions of the respective plans.

5. The parties understand and agree that Mr. McLeod shall not participate in PG&E's 1994 Performance Incentive Plan.

6. Mr. McLeod shall be entitled to an additional 17 years and 6 months of credited service for pension benefits, provided, however, that any increased pension benefit entitlement attributable to said 17 years and 6 months shall be paid and payable only from the Supplemental Executive Retirement Plan.

7. a. PG&E shall continue to provide Mr. McLeod the legal services and indemnification protection to which he is currently entitled as an officer on all pending legal proceedings in which he is a party and all future legal proceedings in which he is sued for conduct in which he engaged as a PG&E officer under the same terms and conditions pertaining to legal services and indemnification protection provided to PG&E officers.

    b. Mr. McLeod shall make himself reasonably available to assist PG&E on any pending or future legal proceeding involving issues on which he worked or acquired relevant information as a PG&E officer.

8. This Agreement and Release shall not affect, and the payment and other consideration due Mr. McLeod under this Agreement and Release are in addition to any compensation or benefits to which Mr. McLeod may be otherwise entitled under PG&E's employee programs, including vacation, perquisites, deferred compensation, retirement, health care insurance, and post-retirement life insurance plans.

9. In consideration for the benefits which PG&E shall provide to Mr. McLeod under this Agreement and Release and which exceed Mr. McLeod's entitlement under PG&E's employee benefit programs, Mr. McLeod, in behalf of himself, his heirs, estate, executors, administrators, successors, and assigns, releases and agrees to hold harmless PG&E, its officers, directors, attorneys, agents, employees, assigns, subsidiaries, affiliated companies, and successors, from all actions, causes of action, claims, disputes, judgments, obligations, damages, liabilities of whatsoever kind and character, relating to Mr. McLeod's employment with PG&E, including his employment severance and any action which led to the severance. In particular, Mr. McLeod understands and agrees that the actions, causes of action, claims, disputes, judgments, obligations, damages, and liabilities covered by the preceding sentence include, but are not limited to, those arising under any federal, state, or local law, regulation, or order relating to civil rights (including employment discrimination on the basis of race, color, religion, age, sex, national origin, ancestry, physical handicap, medical condition, veteran status, marital status, and sexual orientation), wage and hour, labor, contract, or tort.

10. Mr. McLeod understands and agrees that this Agreement and Release extends to all claims of every nature and kind whatsoever, known or unknown, suspected or unsuspected, past or present, and all rights under Section 1542 of the California Civil Code are hereby expressly waived. Such section reads as follows:

    A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.

11. Mr. McLeod agrees not to sue PG&E or its subsidiaries or affiliated companies, or to participate or aid in any way in any suit or proceeding (or to execute, seek to impose, collect or recover upon, or otherwise enforce or accept by judgment, decision, award, warrant, or attachment) upon any claim released by him under paragraphs 9 and 10, unless compelled by law or by an order of a court of competent jurisdiction.

12. Mr. McLeod agrees not to disclose, publicize, or circulate information concerning the terms and conditions of this Agreement and Release unless required by law, by court or government agency order, or by his bona fide need to obtain legal and/or financial consulting services. Notwithstanding the preceding sentence, Mr. McLeod may disclose the terms and conditions of this Agreement and Release to his immediate family members, provided that Mr. McLeod instructs each affected family member that he or she may not make any other disclosure of the terms and conditions of this Agreement and Release. Mr. McLeod further agrees that his material violation of this paragraph shall constitute a material breach of this Agreement and Release.

13. Mr. McLeod agrees not to use, disclose, publicize, or circulate after his June 30, 1994, resignation, any confidential or proprietary information concerning PG&E or its subsidiaries or affiliated companies, which has come to his attention during his employment with PG&E, unless authorized in writing by PG&E, or unless required by law. Before making any legally-required disclosure, Mr. McLeod shall give PG&E as much advance notice as possible. Mr. McLeod further agrees that his material violation of this paragraph shall constitute a material breach of this Agreement and Release.

14. Mr. McLeod agrees not to engage in unfair competition with PG&E or its subsidiaries or affiliated companies. For purposes of this Agreement and Release, unfair competition shall include, but not be limited to, all judicially recognized post employment restrictions consistent with section 16600 of the Business and Professions Code. In particular, Mr. McLeod acknowledges that his use, disclosure, publication, or circulation of confidential or propriety information concerning PG&E, or its subsidiaries or affiliated companies, either directly or indirectly, in self-employment, or in employment or consulting with any entity, shall constitute unfair competition. In addition, Mr. McLeod agrees that this paragraph shall in no way modify the post employment obligations of Mr. McLeod, as set forth in Standard Practice 753-1 and its supplement. Standard Practice 753-1 and its supplement are attached to this Agreement and Release as Exhibit A and are incorporated by reference herein. Mr. McLeod further agrees that his violation of this paragraph shall constitute a material breach of this Agreement and Release.

15. Mr. McLeod agrees that, if he engages in a material breach of this Agreement and Release, he shall repay to PG&E the payment he received under this Agreement and Release and all monetary benefits he gained as a result of the additional credited service he received under this Agreement and Release within seven (7) calendar days upon written demand by PG&E. Also, Mr. McLeod agrees, in the event of a material breach by him, his pension benefit entitlement shall be re-computed without the additional credited service he received under this Agreement and Release. Mr. McLeod further agrees that, if he disavows this Agreement and Release and if this Agreement and Release is ordered to be unenforceable by a tribunal of competent jurisdiction, he shall repay to PG&E the payment he received under this Agreement and Release and all monetary benefits he gained as a result of the additional credited service he received under this Agreement and Release within seven (7) calendar days from the entry of the final order. Mr. McLeod further understands and agrees that, if a tribunal of competent jurisdiction rejects his attempt to disavow this Agreement and Release, he shall pay to PG&E within seven (7) calendar days from the entry of the final order any loss, cost, damage, or expense, including, without limitation, attorney's fees PG&E incurred in enforcing the Agreement and Release.

16. This Agreement and Release shall not be considered an admission of liability or of a violation of any applicable contract, law, rule, regulation, or order of any kind.

17. Mr. McLeod understands and agrees that all claims arising under the Age Discrimination in Employment Act he may have up to the date of this Agreement and Release are covered by paragraphs 9 and 10 of this Agreement and Release and that his waiver of those age discrimination claims is an integral and material part of the release aspect of this agreement. Therefore, consistent with the Older Workers Benefit Protection Act, Mr. McLeod states that he was given this Agreement and Release on May 12, 1994, and understands that he has up to 21 calendar days from May 12, 1994 (until June 2, 1994), to consider this Agreement and Release. Further, Mr. McLeod understands that, if he signs this Agreement and Release, he may revoke it within seven (7) calendar days of the agreement's execution. To revoke this Agreement and Release, Mr. McLeod must submit to Stanley T. Skinner, President and Chief Operating Officer of PG&E a signed statement to that effect by close of business of the seventh (7th) day. Mr. McLeod understands and agrees that this Agreement and Release is not effective under the expiration of the seven-day revocation period.

18. This Agreement and Release sets forth the entire agreement among the parties and fully supersedes any and all prior agreements or understandings among the parties pertaining to the subject matter of this Agreement and Release.

19. If any provision of this Agreement and Release is determined to be invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and Release and all other provisions shall remain in full force and effect.

20. The parties understand and agree that any controversy or claim arising out of or relating to this Agreement and Release, including its breach, termination or validity shall be settled in accordance with the Dispute Resolution procedures contained in Exhibit B to this Agreement and Release and incorporated by reference herein.

21. Mr. McLeod states that he has read and understands the contents of this Agreement and Release, that he has been afforded the opportunity to review this Agreement and Release with an attorney or other personal advisor of his choice, that he has not relied on any other oral or written representation not contained in this Agreement and Release, that he has signed it voluntarily, and that he understands that after signing this Agreement and Release he is bound by all of its provisions.


PLEASE READ CAREFULLY. THIS AGREEMENT AND RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.



STANLEY T. SKINNER                      5-18-94
PACIFIC GAS AND ELECTRIC COMPANY        DATE

JERRY R. McLEOD                         5/18/94
JERRY R. McLEOD                         DATE